UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.                )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑   Preliminary Proxy Statement.
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐   Definitive Proxy Statement.
☐   Definitive Additional Materials.
☐   Soliciting Material Pursuant to Rule 14a-12.
Cell Genesys, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑   No fee required.
☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies: N/A

     2) Aggregate number of securities to which transaction applies: N/A

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

     4) Proposed maximum aggregate value of transaction: N/A

     5) Total fee paid: $0.00

     ☐   Fee paid previously with preliminary materials.
     ☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     (4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CELL GENESYS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held February 6, 2007

TO THE STOCKHOLDERS:
     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Cell Genesys, Inc. (the “Company” or “Cell Genesys”), a Delaware corporation, will be held on February 6, 2007 at the offices of the Company at 500 Forbes Boulevard, South San Francisco, California, at 10 a.m. Pacific Time, in order to approve a proposed exchange of outstanding stock options for options to purchase a lesser number of shares at an exercise price equal to the fair market value of the Company’s common stock on the date such new options are granted (the “Option Exchange Program”). Our Board of Directors has recommended the stockholders approve the Option Exchange Program. Non-employee members of our Board of Directors will not participate in the program. The Option Exchange Program is more fully described in the Proxy Statement accompanying this Notice. No other business may be properly brought before the Special Meeting.
     Only stockholders of record at the close of business on December 18, 2006 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.
     All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the meeting, please vote as soon as possible. For specific voting instructions, please refer to the information provided with your proxy card and in the Proxy Statement. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

By Order of the Board of Directors

Sharon E. Tetlow
Senior Vice President, Chief Financial Officer and Secretary
December    , 2006

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL TO APPROVE STOCK OPTION EXCHANGE PROGRAM
OTHER INFORMATION
EXECUTIVE COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
OTHER MATTERS
PAYMENT OF COSTS; ADDITIONAL SOLICITATION

CELL GENESYS, INC.
500 Forbes Boulevard
South San Francisco, California 94080

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING
General
     The enclosed proxy is solicited on behalf of the Board of Directors of Cell Genesys, Inc., a Delaware corporation (“Cell Genesys” or the “Company”), for use at the Special Meeting of Stockholders to be held on February 6, 2007 at 10 a.m., Pacific Time (the “Special Meeting”), and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Company’s offices at 500 Forbes Boulevard, South San Francisco, California 94080. The Company’s telephone number is (650) 266-3000.
     The Company intends to mail these proxy solicitation materials on or about January 5, 2007, to all stockholders entitled to vote at the Special Meeting.
Record Date
     Holders of record of the Company’s common stock at the close of business on December 18, 2006 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of the Record Date. At the Record Date, 56,238,857 shares of the Company’s common stock were issued and outstanding.
Voting
     Voting by telephone or the Internet. A stockholder may vote his or her shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. When a stockholder votes via the Internet or by telephone, his or her vote is recorded immediately. The Company encourages its stockholders to vote using these methods whenever possible.
     Voting by proxy card. All shares entitled to vote and represented by properly executed proxy cards received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Special Meeting, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Special Meeting.
     Voting by attending the meeting. A stockholder may also vote his or her shares in person at the Special Meeting. A stockholder planning to attend the Special Meeting should bring proof of identification for entrance to the Special Meeting. If a stockholder attends the Special Meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Special Meeting.

Changing Vote; Revocability of Proxies
     If a stockholder has voted by telephone or the Internet or by sending a proxy card, such stockholder may change his or her vote before the Special Meeting. A stockholder that has voted by telephone or the Internet may change his or her vote by making a timely and valid later telephone or Internet vote, as the case may be. Any proxy card given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (1) delivering to the Company a written notice of revocation or a duly executed proxy card, in either case bearing a later date or time than that of the previously submitted proxy card or (2) by attending the meeting and voting in person (although attendance at the Special Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Special Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent so as to be delivered to Cell Genesys, Inc., 500 Forbes Boulevard, South San Francisco, California 94080, Attention: Corporate Secretary.
Quorum; Required Vote; Abstentions; Broker Non-Votes
     The presence at the Special Meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares cast by the common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter (the “Votes Cast”).
     The affirmative vote of a majority of the Votes Cast is required to approve a proposed exchange of outstanding stock options for options to purchase a lesser number of shares at an exercise price equal to the fair market value of the Company’s common stock on the date such new options are granted.
     The Company intends to count abstentions for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to the proposal. Thus, abstentions will have the same effect as a vote against the proposal.
     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the proposal. Thus, a broker non-vote will not have any effect on the outcome of the voting on the proposal.
Deadline for Receipt of Stockholder Proposals
     Proposals for the Company’s 2007 Annual Meeting of Stockholders must be received by the Company no later than December 29, 2006 in order to be considered for inclusion in the proxy statement and form of proxy relating to the Company’s 2007 Annual Meeting of Stockholders.
     The proxy holders for the Company’s 2007 Annual Meeting of Stockholders will have discretionary authority to vote as they see fit on any stockholder proposal at the meeting that is received by the Company after March 14, 2007. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, the proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such stockholder proposal or nomination.

PROPOSAL TO APPROVE STOCK OPTION EXCHANGE PROGRAM
Overview
     Our Board of Directors has determined that it would be in the best interests of our company and our stockholders to implement a stock option exchange program (the “Option Exchange Program”). The Board of Directors believes the Option Exchange Program will enhance long-term stockholder value by improving our ability to provide incentives to, and help retain, our employees, including our executive officers. As of December 1, 2006, 99.9% of our outstanding stock options held by our employees and executive officers were “underwater,” or had exercise prices less than our stock price, and 67% were vested. The weighted average exercise price was $10.03 as compared to a $3.80 closing price on December 1, 2006 of our common stock on the NASDAQ Global Market. As a result, these stock options, while creating a 7.1 million equity award overhang to our stockholders, do not provide retention or incentive value to our employees and executive officers. Stock options have been, and continue to be, a key part of our incentive compensation and retention programs and are designed to motivate and reward employees’ efforts as we work to bring our products through development and into commercialization. We are currently engaged in two multinational Phase 3 studies in advanced prostate cancer and in important preparations for filing for approval with the Food and Drug Administration (FDA) should the trials be successful. Retention of our employees, including our founder and CEO and our other executive officers, is essential to completing these critical activities. Under the proposed Option Exchange Program, employees may choose to surrender stock option grants and receive, in return, a new grant for options to purchase a lesser number of shares at the current stock price. Vesting on the new options will be reset to assure that all new option grants will have a minimum of one year of remaining vesting. The Option Exchange Program will be open to all employees of the Company, including our executive officers. Non-employee members of our Board of Directors will not participate.
     The proposed exchange ratio for an eligible option exchanged in the Option Exchange Program depends on the original exercise price. The exercise prices of eligible options range from $3.50 to $42.63 per share. The exchange ratio for eligible options with exercise prices greater than or equal to $7.00 per share is 2.5-for-1(two and a half option shares are surrendered and one new option share is received). The exchange ratio for eligible options with exercise prices less than $7.00 per share is 1.5-for-1 (one and a half option shares are surrendered and one new option share is received). Each new option will have an exercise price equal to the fair market value (stock price) of our common stock on the date of exchange. If the eligible option is more than 75% vested at the time of exchange, then 25% of the shares subject to new option vesting will vest in equal monthly installments over 12 months from the date of grant. If the eligible option is less than or equal to 75% vested at the time of exchange, then the new option will continue to vest in accordance with the eligible option’s original vesting schedule. The new options will be granted under our 2005 Equity Incentive Plan (the “2005 Plan”) and will have a term of 10 years. All outstanding stock options held by employees as of the Record Date are eligible for exchange in the Option Exchange Program. If all eligible options are exchanged, options to purchase approximately 7.1 million shares will be exchanged for options to purchase approximately 3.7 million shares and the value of the surrendered options in aggregate as measured by the Black-Scholes option valuation model will be greater than the value of the new options.
     The Option Exchange Program will only take place if it is approved by the Company’s stockholders. If stockholders do not approve the Option Exchange Program, eligible options will remain outstanding and in effect in accordance with their existing terms.
     We believe the Option Exchange Program, if approved by the stockholders, will permit us to:
•	restore incentives for employees to remain with the Company by issuing them new stock options at the market price of our common stock on the date of exchange;

•	reduce the equity award overhang represented by outstanding options that have high exercise prices and are no longer effective as performance and retention incentives; and

•	defer the need to replenish the stock option pool for future grants.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE OPTION EXCHANGE PROGRAM.

Reasons for the Option Exchange Program
     Cell Genesys is a biotechnology company focused on the development and commercialization of novel biological therapies for patients with cancer. We are currently developing cell-based cancer immunotherapies and oncolytic virus therapies to treat different types of cancer. Our clinical stage cancer programs involve cell- or viral-based products that have been modified to impart disease-fighting characteristics that are not found in conventional chemotherapeutic agents.
     Like many companies in the biotechnology industry our stock price has experienced a significant volatility and decline in the past few years. As a result, many of our employees and executive officers hold options with exercise prices significantly higher than the current market price of our common stock. As of December 1, 2006, the exercise prices of currently outstanding stock options to our employees and executive officers ranged from $3.50 to $42.63, and the weighted average exercise price was $10.03, while the closing price of our common stock on the NASDAQ Global Market on that date was $3.80. Consequently, 99.9% of our currently outstanding stock options are underwater and 67% are vested. These underwater options may not be sufficiently effective as employee performance and retention incentives. We believe that to develop and commercialize our products, we need to maintain competitive employee compensation and incentive programs. By offering this exchange, we believe we offer a meaningful incentive to employees that is directly aligned with the interest of our stockholders.
     Solution
     In determining to recommend that stockholders approve the Option Exchange Program, we considered several alternatives to provide competitive compensation to our employees:
     Increase cash compensation
     To replace equity incentives, we would need to substantially increase base and target bonus compensation. These increases would substantially increase our compensation expenses, reduce our cash flow from operations and require additional financing.
     Grant additional stock options
     We also considered granting employees additional stock options at current market prices. However, these additional grants would substantially increase our total number of outstanding stock options, or “overhang.”
     Implement Option Exchange
     Finally, we considered an option exchange program. We determined that a program under which employees could exchange higher-priced stock options for fewer stock options with exercise prices at current market value was most attractive for a number of reasons, including the following:
•	Reasonable, Balanced Incentives. Under the Option Exchange Program, participating employees will surrender underwater options for fewer at-market stock options with a minimum of one year’s vesting. We believe fewer options at market prices is a reasonable and balanced exchange of underwater options for options with much stronger current impact on employee performance. In aggregate, the employees give up shares and vesting in exchange for current market pricing.

•	Restore Retention Incentives. We rely on highly skilled and educated scientific, technical and managerial employees to develop and commercialize novel biological cancer therapies. Competition for these types of employees, particularly in the San Francisco Bay Area, is intense. Many companies in general, and biotechnology companies in particular, have long used stock options as a means of attracting, motivating and retaining their best employees, while aligning those employees’ interests with those of the stockholders. We continue to believe that stock options are an important component of our employees’ total compensation, and that replacing this component with additional cash compensation to remain competitive would have a material adverse effect on the Company. We also believe that in order to have the desired impact on employee motivation and retention as we continue to develop and commercialize product, our employee stock options should be exercisable at or near the current price of our common stock. The failure to address the underwater option issue in the near to medium term will make it more difficult for us to retain our key employees. If we cannot retain these employees, our ability to develop and commercialize our products could be jeopardized, which would adversely affect our business, results of operations and future stock price.

•	Overhang Reduction. Not only do these options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire, or the employee leaves our employment. An exchange will reduce our overhang while eliminating ineffective options currently outstanding. Under the proposed Option Exchange Program, participating employees will receive fewer shares subject to new options granted than the number of shares subject to options surrendered. Because participating employees will exchange a greater number of options for a lesser number of options, the number of shares of stock subject to all outstanding stock options will be reduced, thereby reducing the overhang. If all eligible options are exchanged, options to purchase approximately 7,056,474 shares will be surrendered and cancelled, while new options to purchase approximately 3,701,327 shares will be issued, resulting in a net reduction in the equity award overhang by approximately 3,355,147 shares, or approximately 6.1% of the number of shares of our common stock outstanding as of December 1, 2006. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•	Reduced Pressure for Additional Grants. If we are unable to conduct a program in which underwater options with low incentive value may be exchanged for fewer at-market options with higher incentive value, we may be forced to issue additional options to our employees at current market prices, increasing our overhang. These grants would also more quickly exhaust our current pool of options available for future grant.
     Although we believe overall this Option Exchange Program will be favorable for both the Company and our stockholders, there are potentially some negative effects. Additional stock-based compensation expense will likely be recognized in the Company’s consolidated statement of operations related to options exchanged pursuant to this Option Exchange Program. Additionally, the likelihood that the new options will be exercised will increase because the new options will be issued at a current market price, causing an increase in the likelihood of potential dilution although on fewer shares.
Implementing the Option Exchange Program
     We have not commenced the Option Exchange Program and will not do so unless our stockholders approve this proposal. Provided such approval is received, the Option Exchange Program will commence at a time determined by the Compensation Committee of the Board of Directors. It is currently anticipated that the Option Exchange Program will commence as promptly as practicable following approval of this proposal by our stockholders. However, even if the Option Exchange Program is approved by our stockholders, the Compensation Committee will retain the authority, in its discretion, to terminate or postpone the Option Exchange Program at any time prior to expiration of the election period under the Option Exchange Program.
     Upon the commencement of the Option Exchange Program, employees holding eligible options will receive written materials explaining the precise terms and timing of the Option Exchange Program (an “offer to exchange”). Employees will be given at least 20 business days to elect to exchange some or all of their current options for a new option on a grant-by-grant basis. They will make this election by filling out an election form which will be distributed to them as part of the offer to exchange and submitting the form to our stock plan administrator within the 20 business day period (or such longer period as we choose to keep the offer to exchange open). After the offer to exchange is closed, eligible options that were surrendered for exchange will be cancelled, and the Compensation Committee will approve grants of new stock option awards to participating employees in accordance with the applicable exchange ratio. All such option awards will be granted under the 2005 Plan and will be subject to the terms of such plan.
     At or before commencement of the Option Exchange Program, we will file the offer to exchange with the Securities and Exchange Commission (the “SEC”) as part of the tender offer statement on Schedule TO. Employees and directors, as well as stockholders and members of the public, will be able to obtain the offer to exchange and other documents we file with the SEC free of charge from the SEC’s website at www.sec.gov.

     If you are both a stockholder and an employee holding eligible options, please note that voting to approve the Option Exchange Program does not constitute an election to participate in the Option Exchange Program.
Description of the Option Exchange Program
     Eligible Employees
     We refer to all employees of Cell Genesys and its subsidiaries, including our executive officers, as “eligible employees” for the purposes of the Option Exchange Program. Participation in the Option Exchange Program is voluntary. We have approximately 300 eligible employees. We may exclude employees in certain non-U.S. jurisdictions from the Option Exchange Program if local law would make their participation infeasible or impractical.
     Eligible Options
     As of December 1, 2006, options to purchase approximately 8,365,286 shares of our common stock were outstanding under all of our equity compensation plans, with a weighted average exercise price of $10.10 per share and a weighted average remaining term of 6.3 years. Of these, options to purchase 7,056,474 shares of common stock, having exercise prices ranging from $3.50 to $42.63, are held by eligible employees and would be eligible for exchange under the Option Exchange Program. These eligible options have a weighted average exercise price of $10.03 per share and a weighted average remaining term of 6.2 years.
     Exchange Ratio
     We refer to the relationship of the number of shares underlying an eligible option that an eligible employee exchanges to the number of shares underlying the new option such eligible employee can receive in the Option Exchange Program as the “exchange ratio.” The exchange ratio for a specific eligible option grant exchanged in the Option Exchange Program depends on exercise price of that option, as shown in the table below:

If the exercise price of an eligible option is :	The Exchange Ratio is :
greater than or equal to $7.00 per share	2.5-for-1
less than $7.00 per share	1.5-for-1
For example, if an employee exchanges an eligible option to purchase 5,000 shares at an exercise price of $10.00 per share, that employee will receive a new option to purchase 2,000 shares at an exercise price equal to fair market value on the date of grant. If application of the applicable exchange ratio to a particular eligible option surrendered for exchange results in a fractional share, the number of shares underlying the new option issuable in the exchange will be rounded down to the nearest whole share on a grant-by-grant basis.
     The exchange ratios shown in the table above were designed to reflect the relatively lower value of eligible options with an exercise price significantly above fair market value, and the correspondingly higher value of eligible options with a lower exercise price. Since an eligible option with a high exercise price is worth less than an option with an exercise price closer to the current trading price of the Company’s common stock, an eligible options with a high exercise price is exchangeable for a new option exercisable for relatively fewer shares than an eligible option with a low exercise price. For example, an eligible option exercisable for 1,500 shares at an exercise price of $4.00 per share can be exchanged for a new option to purchase 1,000 shares, whereas an eligible option exercisable for 1,500 shares at an exercise price of $10.00 per share can be exchanged for a new option to purchase only 600 shares.

     The following table summarizes information regarding the options eligible for exchange in the program, as of December 1, 2006:

				Maximum Number of
				Shares
				Underlying
				Replacement
	Number of		Remaining Weighted	Options that may be
	Shares	Weighted Average	Average Life of	Granted upon
	Underlying	Exercise Price of	Eligible Options	Surrender of
Exercise Price of Eligible Options	Eligible Options	Eligible Options	(Years)	Eligible Options
greater than or equal to $7.00 per share	3,761,208	$13.72	5.18	1,504,483
less than $7.00 per share	3,295,266	$5.82	7.42	2,196,844

Total	7,056,474	$10.03	6.23	3,701,327

     Vesting Schedule
     New options have vesting schedules that depend upon the vesting schedule of the eligible option as shown in the table below:

If the original eligible option is:	Then vesting for the new option:
75% or more vested, including fully vested grants	will reset such that 25% of the new grant will be unvested. This 25% will vest in equal monthly installments over 12 months from the date of grant.
less than 75% vested	in accordance with the eligible option’s original vesting schedule.
     For example, if an employee tenders a fully vested option, then 25% of the shares underlying the new option will be subject to vesting in equal monthly installments over 12 months from the date of grant. These vesting schedules were designed with the goal of promoting employee retention, as employees who choose to exchange their eligible options must remain at Cell Genesys for at least one year from the grant date of the new options in order to get the full benefit of those options.
     Term
     Each new option will have a ten year term from the grant date, subject to earlier expiration of the option upon termination of the employment of the optionee.
     Tax Status
     To the fullest extent permissible under the Internal Revenue Code of 1986, as amended, the options granted pursuant to the Option Exchange Program shall be incentive stock options. In addition, as discussed below, the option exchange itself should be treated as a non-taxable exchange that will have no income tax effects on Cell Genesys, its stockholders or its employees.
     Election to Participate
     Participation in the Option Exchange Program will be voluntary. Eligible employees will have an election period of at least 20 business days from the commencement of the offer to exchange in which to determine whether they wish to participate.
     New Plan Benefits
     Because the decision whether to participate in the Option Exchange Program is completely voluntary, we are not able to predict who or how many employees will elect to participate, how many options will be surrendered for exchange or the number of new stock options that may be issued. As previously noted, employees and executive officers are eligible to participate in the Option Exchange Program. Non-employee members of our Board of Directors will not participate. The information in the following table assumes that all of the eligible options are exchanged and new options are granted in accordance with the applicable exchange ratio:

	Eligible Options		New Options
	Number of		Number of
	Shares		Shares
	Underlying	Range of	Underlying
Name and Principal Position	Options	Exercise Prices	Options (1)
Stephen A. Sherwin, M.D.	1,142,500	$4.13-$19.63	593,659
Chairman of the Board & Chief
Executive Officer
Joseph J. Vallner, Ph.D. (2)	—	—	—
Former President & Chief
Operating Officer
Robert H. Tidwell	337,500	$6.07-$30.81	157,659
Senior Vice President,
Corporate Development
Peter K. Working, Ph.D.	305,000	$6.07-$19.05	144,662
Senior Vice President,
Research & Development
Michael W. Ramsay	295,000	$6.07-23.24	140,663
Senior Vice President,
Operations
All executive officers as a group	3,192,450	$3.80-$30.81	1,687,396
All non-employee directors (3)	—	—	—
Employees as a group (excluding executive officers)	3,864,024	$3.50-$42.63	2,013,931

(1)	The exercise price will be equal to the fair value of our common stock on the date of exchange and, accordingly cannot be determined at this time.

(2)	Dr. Joseph Vallner resigned from his position as President and Chief Operating Officer on October 31, 2006 and therefore is not eligible to participate in this Option Exchange Program.

(3)	Our non-employee directors are not eligible to participate in the Option Exchange Program.
     Summary of U.S. Federal Income Tax Consequences
     The exchange of eligible options for new options pursuant to the Option Exchange Program should be treated as a non-taxable exchange and the Company, our stockholders and our employees generally should recognize no income for U.S. federal tax purposes upon the surrender of eligible options and the grant of new options. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences.
     Accounting Impact
     On January 1, 2006, we adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). Under SFAS 123R we expect to recognize the incremental compensation cost of the new stock option awards granted in the Option Exchange Program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new stock option award granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted, over the fair value of the original stock option grant surrendered in exchange for such awards, measured immediately before the exchange. The incremental and remaining compensation expense associated with the Option Exchange Program will be recognized over the service period of such awards. If any portion of the new stock option awards granted is forfeited prior to the completion of the service condition due to termination of employment, the compensation cost for the forfeited portion of the new stock option award will not be recognized.
     Potential Modification to Option Exchange Program to Comply with Governmental Requirements
     The terms of the Option Exchange Program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the Option Exchange Program to comply with comments from the SEC. In addition, we intend to make the Option Exchange Program available to our employees who are located outside the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements, or for tax or accounting reasons.
     Effect on Stockholders
     We are unable to predict the precise impact of the Option Exchange Program on our stockholders because we are unable to predict how many or which employees will exchange their eligible options. The Option Exchange Program was designed in aggregate to be no less than value neutral to our stockholders and to reduce the dilution in ownership from outstanding equity awards. If all eligible options are exchanged, options to purchase approximately 7,056,474 shares will be surrendered and cancelled, while new options to purchase approximately 3,701,327 shares will be issued, resulting in a net reduction in the equity award overhang by approximately 3,355,147 shares or approximately 6.1% of the number of shares of our common stock outstanding as of December 1, 2006.
     Effect on the 2005 Plan
     As of December 1, 2006, 2,360,583 shares of common stock were available for future grant under the 2005 Plan. Certain eligible options subject to the Option Exchange Program were granted under the Company’s 1998 Stock Incentive Plan, the 2001 Nonstatutory Stock Option Plan and the 2001 Director Option Plan (the “Old Plans”). Upon adoption of the 2005 Plan by our stockholders on May 3, 2005, the 2005 Plan replaced our Old Plans and the Board of Directors authority to make further grants under the Old Plans terminated, although previously granted awards under the Old Plans remain outstanding according to their terms and, if surrendered due to termination of employment or in an exchange such as this, would be subsumed under the 2005 Plan. Pursuant to the terms of the 2005 Plan, shares subject to options granted under the Old Plans that are cancelled are added to the 2005 Plan, so any shares subject to outstanding awards granted under the Old Plans that are cancelled pursuant to the Option Exchange Program will be added to the number of shares available for issuance under the 2005 Plan. Assuming all of the approximate 7,056,474 eligible options are surrendered and cancelled pursuant to the Option Exchange Program and approximately 3,701,327 new options are granted in accordance with the applicable exchange ratio, the number of shares available for issuance under the 2005 Plan would be approximately 5,715,730 shares.
Information about the 2005 Plan
     Although the Option Exchange Program does not require us to amend the 2005 Plan under which new options will be issued, we are providing a summary of material terms of the 2005 Plan to provide stockholders with further context in which to make their decision about approving the Option Exchange Program.
     The 2005 Plan replaced the Old Plans. Although the 1998 Stock Incentive Plan, the 2001 Nonstatutory Stock Option Plan and the 2001 Director Option Plan are not scheduled to terminate until 2008, 2011 and 2011, respectively, the Company does not grant additional options under the Old Plans.
     The 2005 Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) restricted stock, (iii) stock appreciation rights, (iv) performance units and performance shares, and (v) other stock awards as the Compensation Committee may determine, which are referred to individually as an “Award.” Those who are eligible for Awards under the 2005 Plan include employees, directors and consultants who provide services to the Company and its parent and subsidiary companies.

     Administration of the 2005 Plan
     The 2005 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). To make grants to certain of our officers and key employees, the members of the Committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code (so that the Company can receive a federal tax deduction for certain compensation paid under the 2005 Plan). Subject to the terms of the 2005 Plan, the Committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and interpret the provisions of the 2005 Plan and outstanding Awards. The Committee may delegate any part of its authority and powers under the 2005 Plan to one or more directors and/or officers of the Company, but only the Committee itself can make Awards to participants who are executive officers of the Company.
     Options
     The Committee is able to grant nonqualified stock options and incentive stock options under the 2005 Plan. The Committee determines the number of shares subject to each option, but no participant may be granted options covering more than 500,000 shares during any of the Company’s fiscal years, except that a participant may be granted an option covering up to an additional 1,500,000 shares in connection with his or her initial service with the Company. The Committee determines the exercise price of options granted under the 2005 Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and all incentive stock options (other than those incentive stock options granted as substitute awards in connection with our acquisition of another company), the exercise price must at least be equal to the fair market value of the Company’s common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of the Company’s outstanding stock, must be at least 110% of the fair market value of the common stock on the grant date.
     The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term may not exceed five years. The Committee determines the term of nonstatutory options, but such options generally terminate on the earlier of: (i) the date set forth in the Award agreement, or (ii) ten years from the date of grant.
     After termination of service with the Company, a participant is able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s option agreement, a participant is generally able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event is an option able to be exercised later than the expiration of its term.
     Restricted Stock
     Awards of restricted stock are rights to acquire or purchase shares of Company common stock. Restricted stock vests in accordance with the terms and conditions established by the Committee. For example, the Committee may set restrictions based on the achievement of specific performance goals. Awards of restricted stock may be issued either alone, in addition to, or in tandem with other Awards granted under the 2005 Plan and/or cash awards made outside of the 2005 Plan. The Award agreement generally grants the Company a right to repurchase or reacquire the shares upon the termination of the participant’s service with the Company for any reason (including death or disability). The Committee determines the number of shares granted pursuant to an Award of restricted stock, but no participant may be granted a right to purchase or acquire more than 150,000 shares of common stock during any fiscal year, except that a participant may be granted up to an additional 250,000 shares of restricted stock in connection with his or her initial employment with the Company.
     Stock Appreciation Rights
     A stock appreciation right is the right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. Under the terms of the 2005 Plan, we can pay the appreciation in either cash or shares of common stock. Stock appreciation rights become exercisable at the times and on the terms established by the Committee, subject to the terms of the 2005 Plan. No participant may be granted stock appreciation rights covering more than 500,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 1,500,000 shares in connection with his or her initial service with the Company.
     After termination of service with the Company, a participant is able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s award agreement, a participant is generally able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event may a stock appreciation right be exercised later than the expiration of its term.
     Performance Units and Performance Shares
     Performance units and performance shares are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Committee may establish are achieved or the Awards otherwise vest. The Committee establishes organizational, individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, determines the number and/or the value of performance units and performance shares to be paid out to participants. No participant may receive performance units with an initial value greater than $500,000 and no participant may receive more than 150,000 performance shares during any fiscal year, except that a participant may be granted performance shares covering up to an additional 250,000 shares in connection with his or her initial service with the Company. Performance units may have an initial dollar value established by the Committee prior to the grant date. Performance shares may have an initial value equal to the fair market value of a share of the Company’s common stock on the grant date.
     Performance Goals
     As determined by the Committee, the performance goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) cash position, (ii) earnings per share, (iii) net income, (iv) operating cash flow, (v) operating income, (vi) return on assets, (vii) return on equity, (viii) return on sales, (ix) revenue, (x) total stockholder return, and (xi) the achievement of certain pre-defined corporate milestones related to product development and other business activities. The performance goals may differ from participant to participant and from Award to Award and may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.
     Other Stock Awards
     In addition to the incentives described above, the Committee may grant other incentives payable in shares of our common stock under the 2005 Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.
     Awards to Non-Employee Directors
     Under the terms of the 2005 Plan, similar to the nondiscretionary grants made to non-employee directors under the 2001 Director Plan, non-employee directors are automatically granted, on the date they initially become a director, an option to purchase 30,000 shares of our common stock, which vests as to 25 percent of the shares subject to the option one year after the date of grant, and as to 1/48th of the shares subject to the option each month thereafter, provided that the optionee continues to serve as a director on each relevant vesting date. In addition, non-employee directors will be granted annually an option to purchase 7,500 shares of the Company’s common stock, which is fully vested on the date of the grant. Non-employee directors will also be entitled to receive all other types of awards under the 2005 Plan, including discretionary awards.
     Transferability of Awards
     The 2005 Plan generally does not allow for the transfer of Awards, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

     Change of Control
     In the event of our change of control, each outstanding Award will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If there is no assumption or substitution of outstanding Awards, the Committee will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the Award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met. In such event, the Committee shall notify the participant that the Award is fully vested and exercisable for a period of time determined by the Committee and that the Award will terminate upon expiration of such period.
     Amendment and Termination of the 2005 Plan
     The Committee has the authority to amend, suspend or terminate the 2005 Plan, except that stockholder approval is required for any amendment to the plan to the extent required by any applicable law, regulation or stock exchange rule. Any amendment, suspension or termination will not, without the consent of the participant, materially adversely affect any rights or obligations under any Award previously granted. The 2005 Plan will terminate in April 2015, unless our Board of Directors terminates it earlier.
     Federal Tax Aspects
     The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the 2005 Plan. Tax consequences for any particular individual may be different.
     Nonqualified Stock Options. No taxable income is reportable when a nonqualified stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
     Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.
     Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
     Restricted Stock, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an Award of restricted stock, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.
     Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an Award under the 2005 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to the Company’s chief executive officer and to each of its four most highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2005 Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The 2005 Plan has been designed to permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.
     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.

     OTHER INFORMATION
Stock Ownership of Principal Stockholders and Management
     The following table sets forth the beneficial ownership of common stock of the Company as of December 1, 2006 by: (a) each person known to the Company to beneficially own five percent or more of the outstanding shares of our common stock; (b) each of the Company’s directors; (c) each of the Company’s executive officers; and (d) all current directors and executive officers as a group. Unless otherwise indicated below, the address of each of the individuals named below is: c/o Cell Genesys, Inc., 500 Forbes Boulevard, South San Francisco, California 94080.

	Shares Beneficially	Percentage Beneficially
Name and Address of Beneficial Owner	Owned(1)	Owned(2)
5% Stockholders
Kopp Holding Co. LLC(3)	4,126,988	7.44%
7701 France Avenue South, Suite 500
Edina, MN 55435
Royce & Associates, LLC	4,035,600	7.28%
1414 Avenue of the Americas
New York, NY 10019
Legg Mason, Inc.	4,017,955	7.25%
100 Light Street
Baltimore, MD 21202
Mazama Capital Management, Inc.	3,603,250	6.50%
One SW Columbia
Portland, OR 97258
Barclays Global Investors NA	2,362,724	4.26%
45 Fremont Street
San Francisco, CA 94105
Directors and Executive Officers
Stephen A. Sherwin, M.D.(9)	1,468,676	2.60%
David W. Carter(4)	75,000	*
Nancy M. Crowell(5)	67,500	*
James M. Gower(6)	81,536	*
John T. Potts, Jr., M.D.(7)	106,536	*
Thomas E. Shenk, Ph.D.(8)	136,500	*
Eugene L. Step(10)	105,000	*
Inder M. Verma, Ph.D.(11)	144,696	*
Dennis L. Winger(12)	37,500	*
Michael W. Ramsay(13)	253,185	*
Robert H. Tidwell(14)	276,876	*
Joseph J. Vallner, Ph.D.(15)	488,996	*
Peter K. Working, Ph.D.(16)	248,891	*
All current executive officers and directors as a group (19 persons)(17)	4,131,395	7.01%

*	Less than one percent

(1)	The information in this table is based upon information supplied by directors and officers and, in the case of five percent stockholders, upon information contained in Schedules 13G filed with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table, to the Company’s knowledge, have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Percentage of beneficial ownership is based on 55,441,531 shares of common stock outstanding as of December 1, 2006. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(3)	Based solely on information reported by Kopp Investment Advisors, LLC (“Kopp”) on a Schedule 13G filed with the SEC on December 7, 2006, which reported that as of November 30, 2006, Kopp had sole investment power with respect to 1,766,300 of the shares, sole voting authority with respect to 3,967,588 of the shares, shared voting power over none of the shares and shared investment power over 2,360,688 of the shares. 2,360,688 shares are held in a fiduciary or representative capacity, and no person individually has an interest that relates to more than five percent of the Company’s common stock. The address of Kopp is 7701 France Avenue South, Suite 500, Edina, MN 55435.

(4)	Consists of 75,000 shares subject to options that are exercisable within 60 days after December 1, 2006.

(5)	Consists of 67,500 shares subject to options that are exercisable within 60 days after December 1, 2006.

(6)	Includes 75,000 shares subject to options that are exercisable within 60 days after December 1, 2006.

(7)	Includes 84,000 shares subject to options that are exercisable within 60 days after December 1, 2006.

(8)	Includes 112,500 shares subject to options that are exercisable within 60 days after December 1, 2006.

(9)	Includes 1,025,000 shares subject to options that are exercisable within 60 days after December 1, 2006. Additionally, includes 30,000 shares held in irrevocable trust for Dr. Sherwin’s child, as to which Dr. Sherwin disclaims any beneficial ownership.

(10)	Includes 75,000 shares subject to options that are exercisable within 60 days after December 1, 2006.

(11)	Includes 97,500 shares subject to options that are exercisable within 60 days after December 1, 2006.

(12)	Consists of 37,500 shares subject to options that are exercisable within 60 days after December 1, 2006.

(13)	Includes 236,875 shares subject to options that are exercisable within 60 days after December 1, 2006.

(14)	Consists of 276,876 shares subject to options that are exercisable within 60 days after December 1, 2006.

(15)	Includes of 485,096 shares subject to options that are exercisable within 60 days after December 1, 2006. Dr. Joseph Vallner resigned from his position as President and Chief Operating Officer on November 14, 2006 and therefore is not eligible to participate in this Option Exchange Program.

(16)	Includes 246,875 shares subject to options that are exercisable within 60 days after December 1, 2006.

(17)	Includes 3,519,538 shares subject to options that are exercisable within 60 days after December 1, 2006.

     EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth certain information concerning the compensation of the Company’s chief executive officer and each of the four other most highly compensated executive officers (collectively, the “Named Officers”) for services rendered to the Company in all capacities during the last three fiscal years.

	Annual Compensation				Long-Term
				Other	Compensation		All
				Annual	Securities		Other
		Salary	Bonus	Compensation	Underlying		Compensation
Name and Principal Position	Year	($)	($)(1)	($)	Options(2)		($)(3)
Stephen A. Sherwin, M.D.	2005	$532,500	$200,000	$3,842 (4)	112,500	(5)	$3,000
Chairman of the Board & Chief	2004	507,500	250,000	—	60,000	(6)	3,000
Executive Officer	2003	485,000	125,000	—	60,000	(7)	3,000
Joseph J. Vallner, Ph.D. (8)	2005	380,000	115,000	—	70,000	(5)	—
Former President & Chief	2004	362,000	135,000	—	37,500	(6)	—
Operating Officer	2003	346,500	70,000	—	37,500	(7)	—
Robert H. Tidwell	2005	301,500	68,000	—	55,000	(5)	3,000
Senior Vice President,	2004	290,000	85,000	—	40,000	(6)	3,000
Corporate Development	2003	273,000	60,000	—	30,000	(7)	3,000
Peter K. Working, Ph.D.	2005	294,000	80,000	—	55,000	(5)	3,000
Senior Vice President,	2004	280,000	92,500	—	30,000	(6)	3,000
Research & Development	2003	268,000	45,500	—	30,000	(7)	3,000
Michael W. Ramsay	2005	265,000	68,000	—	55,000	(5)	3,000
Senior Vice President,	2004	235,000	70,000	—	30,000	(6)	3,000
Operations	2003	222,500	35,500	—	30,000	(7)	3,000

(1)	These bonuses, which were awarded for and accrued in the year noted, were paid in the subsequent year.

(2)	Cell Genesys has no restricted stock awards, stock appreciation rights or long-term incentive plan payouts.

(3)	In January 2001, the Company introduced a 401(k) employer match for all participating employees under its Defined Contribution Plan managed by Charles Schwab. The 401(k) match equals 100 percent of the first $3,000 contributed by the employee participant.

(4)	Amount represents the total value received by Dr. Sherwin upon the exercise of a non-qualified stock option for 3,940 shares less the total exercise price for such option. Dr. Sherwin has not sold the shares associated with this exercise.

(5)	Consists of options granted February 3, 2005, related to performance during 2004.

(6)	Consists of options granted February 2, 2004, related to performance during 2003.

(7)	Consists of options granted February 2, 2003, related to performance during 2002.

(8)	Dr. Joseph Vallner resigned from his position as President and Chief Operating Officer on November 14, 2006.

Option Grants in Last Fiscal Year
     The following table sets forth each grant of stock options to the Named Officers in fiscal year 2005:
Individual Grants

		Percent
		of
		Total
	Number	Options
	of	Granted			Potential Realizable Value
	Securities	to	Exercise		at Assumed Annual Rate of
	Underlying	Employees	Price		Stock Price Appreciation
	Options	in	(per	Expiration	for Option Term(3)
Name	Granted(1)	2005(2)	Share)	Date	5%	10%
Stephen A. Sherwin, M.D.	112,500 (4)	6.8%	$6.73	02/03/2015	$476,152	$1,206,662
Joseph J. Vallner, Ph.D. (5)	70,000 (4)	4.2%	$6.73	02/03/2015	$296,272	$750,812
Robert H. Tidwell	55,000 (4)	3.3%	$6.73	02/03/2015	$232,785	$589,923
Peter K. Working, Ph.D.	55,000 (4)	3.3%	$6.73	02/03/2015	$232,785	$589,923
Michael W. Ramsay	55,000 (4)	3.3%	$6.73	02/03/2015	$232,785	$589,923

(1)	Options granted under the Company’s 1998 Incentive Stock Plan or 2005 Equity Incentive Plan have a maximum term of 10 years, but terminate earlier upon termination of employment. Shares vest over a four-year period at the rate of 1/48th per month.

(2)	Based on options to purchase an aggregate of 1,654,620 shares granted to employees in 2005.

(3)	The potential realizable value is calculated based on the 10-year term of the option and the fair market value of the common stock at the time the option was granted, compounded annually. The five percent and 10 percent assumed annualized rates of compound stock price appreciation are provided in compliance with the rules of the SEC and are not meant to represent the Company’s estimate or a projection by the Company of future common stock prices.

(4)	Consists of options granted February 3, 2005, related to performance during 2004.

(5)	Dr. Joseph Vallner resigned from his position as President and Chief Operating Officer on November 14, 2006.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
     The following table sets forth certain information concerning option exercises in 2005 and unexercised options held at December 31, 2005 by the Named Officers:

			Number of Securities
			Underlying Unexercised
			Options at
			December 31, 2005
	Shares				Value of Unexercised
	Acquired	Value			In-the-Money Options
	on	Realized			at December 31, 2005 ($)
Name	Exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable(2)
Stephen A. Sherwin, M.D.	10,000	$9,750	946,198	136,302	$438,700	—
Joseph J. Vallner, Ph.D. (3)	—	—	444,574	84,426	—	—
Robert H. Tidwell	—	—	228,386	79,114	—	—
Peter K. Working, Ph.D.	—	—	201,354	73,646	—	—
Michael W. Ramsay	—	—	191,562	73,438	—	—

(1)	Fair market of the underlying securities on the date of exercise, minus the aggregate exercise price of the securities.

(2)	Fair market value of the underlying securities based on a closing price of our common stock at December 31, 2005 of $5.93 per share, less the exercise price.

(3)	Dr. Joseph Vallner resigned from his position as President and Chief Operating Officer on November 14, 2006.

Change-in-Control Agreements and Employment Contracts
     Since the time of his initial employment in March 1990, the Company has agreed to maintain Dr. Stephen A. Sherwin’s salary for twelve months after termination of his employment with the Company, unless the Company terminates Dr. Sherwin for cause or he terminates his employment voluntarily.
     The Company has implemented change-in-control agreements for certain executive officers. Under these agreements, the Company has agreed to provide Robert J. Dow, MBChB, Carol C. Grundfest, Kristen Hege, M.D., Christine McKinley, Michael W. Ramsay, Sharon E. Tetlow, Robert H. Tidwell, Joseph J. Vallner, Ph.D. and Peter K. Working, Ph.D. with severance payments in an aggregate amount equal to twelve months salary plus bonus and certain employee benefits, following a change in control of the Company and (i) termination without cause by the Company or (ii) constructive termination. Also, under a similar change-in-control agreement, the Company has agreed to provide Dr. Sherwin with severance payments in an aggregate amount equal to two years salary plus bonus and certain employee benefits. Included in Dr. Sherwin’s change-in-control agreement is a provision for payments by the Company of certain taxes that may be incurred as a consequence of the agreement. Dr. Sherwin’s change-in-control agreement, when applicable, will supersede his employment contract.
Director Compensation
     Directors who are not employees of the Company receive an annual retainer of $15,000 and a fee of $1,000 for each board meeting attended, as well as reimbursement of expenses incurred in attending board meetings. The chairperson of the compensation and nominating and governance committees each receive an annual retainer of $4,000 and the members of these committees each receive an annual retainer of $3,000. The chairperson of the audit committee receives an annual retainer of $8,000, and the members of the audit committee each receive an annual retainer of $6,000.
     Under the terms of the 2005 Equity Incentive Plan, non-employee directors are granted, on the date they initially become a director, an option to purchase 30,000 shares of the Company’s common stock, which vests as to 25 percent of the shares subject to the option one year after the date of grant, and as to 1/48 th of the shares subject to the option each month thereafter, provided that the optionee continues to serve as a director on each relevant vesting date. In addition, non-employee directors are granted annually an option to purchase 7,500 shares of the Company’s common stock, which vests fully on the date of the grant.
     Certain directors also serve as consultants to provide additional services for the Company’s key research and development programs. In consideration of such additional services, during 2005, Dr. Thomas E. Shenk, Dr. Inder M. Verma each earned $18,750 and Dr. John T. Potts earned $25,000. Dr. Potts was granted an option to purchase 2,500 shares of Cell Genesys common stock with an exercise price equal to the fair market value of the underlying stock on the date of grant. Also, in connection with their service under these agreements, Dr. Shenk, Dr. Verma and Dr. Potts were each granted options to purchase 2,500 shares of Cell Genesys common stock in each of fiscal years 2004 and 2003, in each case with an exercise price equal to the fair market value of the underlying stock on the date of grant.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee of the Company’s Board of Directors is composed of Dr. John T. Potts and Messrs. David W. Carter and Eugene L. Step, none of whom is or has been an officer or employee of the Company. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation of officers of the Company. Dr. Stephen A. Sherwin, Chairman of the Board and Chief Executive Officer of the Company, is not a member of the Compensation Committee and cannot vote on matters decided by the Compensation Committee. He participates in Compensation Committee discussions regarding salaries and incentive compensation for all employees of and consultants to the Company, except that Dr. Sherwin is excluded from discussions regarding his own salary and incentive compensation. None of the executive officers of the Company has served on the Board of Directors or compensation committee of any other entity, any of whose officers served on the Company’s Compensation Committee, and none of the executive officers of the

Company has served on the compensation committee of any other entity, any of whose officers served on the Company’s Board of Directors.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
     Information as of December 31, 2005 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table.

(C) Number
of Shares
Remaining Available
for Future
	(A) Number		Issuance Under
	of Shares		Equity Incentive
	to be	(B) Weighted-Average	Plan (Excluding
	Issued Upon	Exercise Price	Shares Reflected
	Exercise of	of Outstanding	in Column
Plan Category	Outstanding Options	Options	(A))
Equity compensation plans approved by stockholders	4,648,083	$10.42	2,768,370 (1)
Equity compensation plans not approved by stockholders	3,438,691 (2)	$12.20	—

(1)	Includes 2,755,051 shares available under our 2005 Equity Incentive Plan, and 13,319 shares available under our 2002 Employee Stock Purchase Plan.

(2)	Our 2001 Nonstatutory Stock Option Plan, which is not subject to stockholder approval, was adopted in January 2001 by our Board of Directors. The Nonstatutory Stock Option Plan permitted the grant to eligible employees of options to purchase up to 3.5 million shares, most of which have been previously granted. All employees of the Company were eligible to participate, including executive officers and members of our Board of Directors. The Nonstatutory Stock Option Plan was intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Only nonstatutory stock options were granted under the 2001 Nonstatutory Stock Option Plan.
     OTHER MATTERS
     No other business may be presented at the Special Meeting.
     PAYMENT OF COSTS; ADDITIONAL SOLICITATION
     The expense of printing, mailing proxy materials and soliciting of proxies will be borne by Cell Genesys. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers and other employees of Cell Genesys by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. We have also retained Morrow & Co., Inc. to assist us in soliciting proxies for the Special Meeting and expect to pay Morrow & Co., Inc. approximately $6,500 for its services, plus out of pocket expenses. Cell Genesys will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.
     Whether or not you intend to be present at the Special Meeting, we urge you to return your signed proxy promptly.

By Order of the Board of Directors

Sharon E. Tetlow
Senior Vice President, Chief Financial Officer and Secretary
December   , 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
CELL GENESYS, INC.
2007 SPECIAL MEETING OF STOCKHOLDERS
February 6, 2007
     The undersigned stockholder of Cell Genesys, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated December   , 2006, and hereby appoints Stephen A. Sherwin, M.D. and Sharon E. Tetlow, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders (the “Special Meeting”) of Cell Genesys, Inc. to be held on February 6, 2007 at 10:00 a.m. Pacific Time, at the Company’s offices at 500 Forbes Boulevard, South San Francisco, California 94080, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned is entitled to vote on the matters set forth on the reverse side.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)
SEE REVERSE
SIDE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

CELL GENESYS, INC.
500 FORBES BOULEVARD
SOUTH SAN FRANCISCO, CA 94080
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Cell Genesys, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Cell Genesys, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CELLG1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CELL GENESYS, INC.

Vote on Proposal	For	Against	Abstain

To Approve the Option Exchange Program proposed by the Board of Directors and described in this Proxy Statement	☐	☐	☐
IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
Please sign this proxy exactly as your name(s) appear(s) hereon. Joint owners should sign personally. An attorney, administrator, trustee, executor, guardian or other person signing in a representative capacity should indicate the name of the corporation and such officer’s capacity.

For comments, please check this box and write them on the back where indicated	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date